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                                     UNITED STATES
                           SECURITIES AND EXCHANGE COMMISSION
                                 Washington, D.C. 20549

                                        FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS
13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                       Commission File Number   000-51179
                                                                             ____________

                                    TD Banknorth Inc.
_________________________________________________________________________________________
                (Exact name of registrant as specified in its charter)


   PO Box 9540, Two Portland Square, Portland, Maine 04112  telephone: (207) 761-8500
_________________________________________________________________________________________
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


Banknorth Capital Trust II 8% Preferred Securities (and the Guarantee by TD Banknorth
Inc. with respect thereto)
_________________________________________________________________________________________
                (Title of each class of securities covered by this Form)


                                          None
_________________________________________________________________________________________
(Titles of all other classes of securities for which a duty to file reports under section
13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s)
relied upon to terminate or suspend the duty to file reports:

              Rule 12g-4(a)(1)(i)    [X]      Rule 12h-3(b)(1)(i)   [X]

              Rule 12g-4(a)(1)(ii)   [ ]      Rule 12h-3(b)(1)(ii)  [ ]

              Rule 12g-4(a)(2)(i)    [ ]      Rule 12h-3(b)(2)(i)   [ ]

              Rule 12g-4(a)(2)(ii)   [ ]      Rule 12h-3(b)(2)(ii)  [ ]

                                              Rule 15d-6            [ ]

     Approximate number of holders of record as of the certification or notice date:  0
                                                                                    _____

     Pursuant to the requirements of the Securities Exchange Act of 1934, TD Banknorth
Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:    July 2, 2007                 By: /s/ Stephen J. Boyle
     __________________                   _____________________________
                                          Stephen J. Boyle, Executive Vice President
                                          and Chief Financial Officer


Instruction:  This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules
and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed.  It may be signed by an officer of the registrant, by counsel or by any other duly authorized person.
The name and title of the person signing the form shall be typed or printed under the signature.
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